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                                                 Guinness Peat Group plc
                                                 2nd Floor
                                                 21-26 Garlick Hill
                                                 London EC4V 2AU
                                                 Telephone:     0171 236 0336
                                                 Facsimile:     0171 329 8870

Mr R Langley
Chairman of the Board
PICO Holdings Inc
875 Prospect Street, Suite 301
La Jolla, California 92037
USA

21 August 1998

Dear Ron

This letter will confirm the purchase by PICO Holdings, Inc. ("PICO") from Guinness Peat Group plc ("GPG") of 2,064,229 shares of PICO common stock (the "Option Shares") which are subject to the Call Options Agreements dated 23 November 1993 between GPG and Ronald Langley and John Hart, respectively (the "Call Option Agreements"). As consideration therefor, PICO has paid GPG the purchase price of US$1,600,000.00. The Option Shares will remain subject to the Call Option Agreements, and PICO has assumed all of the obligations of GPG under each of the Call Option Agreements.

By signing where provided below, you and John Hart each consent to such sale of Option Shares and the assumption by PICO of all of GPG's obligations under the Call Option Agreements, and Langley, Hart and PICO release and discharge GPG, its successors and affiliates, and their respective representatives and attorneys (collectively, the "Releasees"), from and of any and all obligations, liabilities and claims they may have now or in the future based upon, arising out of or in connection with the Call Option Agreements or the Option Shares. PICO agrees to indemnify and hold the Releasees harmless from any claims, including without limitation expenses arising therefrom, which may be threatened or asserted based on, arising out of or in connection with the matters released or the transaction confirmed herein.

PICO acknowledges that the Option Shares have not been registered for sale or resale under the Securities Act of 1933 (the "1933 Act"), and agrees that it will not sell or offer to sell the Option Shares except in compliance with the 1993 Act and the rules and regulations thereunder.




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                                           -2-

Upon execution and delivery of this letter, GPG shall instruct Harris Trust and Savings Bank to transfer registration of the Option Shares, and to issue a certificate for such Option Shares, to PICO.

                             GUINNESS PEAT GROUP PLC

                                  /s/ B A Nixon
                            ----------------------------
                            Blake Nixon
                            Executive Director

Agreed to by:

PICO HOLDINGS INC

/s/ Ronald Langley                              August 21, 1998
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Ronald Langley                                  Date
Chairman of the Board

/s/ Ronald Langley                              August 21, 1998
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Ronald Langley                                  Date

/s/ John Hart                                   August 21, 1998
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John Hart                                       Date